                                                                    Exhibit 11.1
                ALPHA TECHNOLOGIES GROUP, INC., AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE
          FOR THE QUARTERS ENDED JANUARY 27, 2002 AND JANUARY 28, 2001

                                   (Unaudited)
                      (In Thousands, Except per Share Data)

                                                                      Quarter Ended
                                                                ------------------------
                                                                January 27,   January 28,
                                                                    2002         2001

Shares:
     Weighted average common shares outstanding                     7,108        6,843

     Net common shares issuable on exercise of
        stock options                                                 144(1)       590
                                                                ---------      -------

Weighted average common and common equivalent
   shares outstanding                                               7,252        7,433
                                                                =========      =======


(Loss) income from continuing operations                           $ (314)     $ 1,150

Loss from discontinued operation, net of  tax                          --          (59)

Gain on sale of discontinued operation, net of tax                     --          207

                                                                ---------      -------
(Loss) income before extraordinary item                              (314)       1,298

Extraordinary loss early extinguishment of debt, net of tax            --         (400)

                                                                ---------      -------
Net (loss) income                                                  $ (314)     $   898
                                                                =========      =======

Earnings per common share:
      Basic
         (Loss) income from continuing operations                  $(0.04)     $  0.17
         Loss from discontinued operation                              --           --
         Gain on sale of discontinued operation                        --      $  0.02
         Extraordinary loss early extinguishment of debt               --      $ (0.06)
                                                                ---------      -------
               Net (loss) income                                   $(0.04)     $  0.13
                                                                =========      =======

     Diluted
         (Loss) income from continuing operations                  $(0.04)     $  0.15
         Loss from discontinued operation                              --           --
         Gain on sale of discontinued operation                        --      $  0.02
         Extraordinary loss early extinguishment of debt               --      $ (0.05)
                                                                ---------      -------
               Net (loss) income                                   $(0.04)     $  0.12
                                                                =========      =======





Note (1) Not included in diluted earnings per share calculation as shares are anti-dilutive.